EXHIBIT 8.2

December 4, 2006

Beach Bank

555 Arthur Godfrey Road

Miami Beach, FL 33140

Ladies & Gentlemen:

We have acted as counsel to Beach Bank, a Florida commercial banking association (“Beach Bank”), in connection with the asset acquisition and assumption by Sun American Bank, a Florida commercial banking association and a wholly-owned subsidiary (“SB”) of Sun American Bancorp, a Delaware business corporation (“SAB”), of substantially all of the assets of Beach Bank and substantially all of the liabilities of Beach Bank (the “Asset Acquisition”), pursuant to an Asset Acquisition and Assumption Agreement, dated May 17, 2006 and subsequently amended on November 17, 2006 (the “Agreement”) by and among (i) SAB; (ii) SB; and (iii) Beach Bank.  All capitalized terms, unless otherwise specified herein, have the meanings set forth in the Agreement.

For the purposes of rendering our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto): (a) the Agreement; (b) the Officer's Certificates of SAB, SB, and Beach Bank attached hereto (the “Officers’ Certificates”); (c) the Registration Statement on Form S-4 filed with the SEC on October 2, 2006, as amended on December 1, 2006, and the preliminary prospectus of Beach Bank contained therein; (d) the Plan of Reorganization among SAB, SB, and Beach Bank; (e) the Plan of Liquidation of Beach Bank; and (f) the Liquidating Trust Agreement between Beach Bank and Michael Kosnitzky, as Trustee.

In our examination, we have assumed (without any independent investigation or examination thereof) that:

1.

Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

2.

Any statement made in any of the documents referred to herein “to the knowledge of”, “to the best of the knowledge of”, or similarly qualified is correct without such qualification;

3.

All facts, statements, descriptions, covenants, representations and warranties contained in any of the documents referred to herein or otherwise made to us (including, without

Beach Bank

November 28, 2006

limitation, the Agreement and the Officers’ Certificates) are true and correct in all respects and no actions have been (or will be) taken which are inconsistent with such positions;

4.

The Asset Acquisition will be consummated in accordance with the terms of the Agreement and without any waiver, breach or amendment of any covenant, condition, or other provision thereof, and each of the Asset Acquisition and the Liquidation will be effective under applicable state law; and

5.

The Asset Acquisition will be reported by Beach Bank, SAB and SB on their respective federal income tax returns in a manner consistent with the opinion set forth below.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and the pertinent judicial authorities and interpretive rulings of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, we are of the opinion that the Asset Acquisition should, under current law, constitute a reorganization within the meaning of Section 368(a) of the Code, provided that the aggregate fair market value of the SAB stock ultimately distributed to Beach Bank shareholders as consideration in the Asset Acquisition is equal to or greater than 40% of the sum of (i) the aggregate fair market value of such SAB stock and (ii) the aggregate amount of any other amounts considered to be Asset Acquisition consideration, including, without limitation, any cash that may be payable, directly or indirectly, to Beach Bank shareholders who perfect their appraisal rights and receive payment from pre-Asset Acquisition Beach Bank assets not transferred to SB in the Asset Acquisition.  For purposes of determining the “aggregate fair market value” of the SAB shares, each SAB share shall have a value equal to the average of the high and low sales prices of a share of SAB stock on the last trading day prior to the Closing Date.  Notwithstanding the foregoing, we do not opine on the qualification of the Asset Acquisition as a reorganization within the meaning of Section 368(a) if any SAB shares are sold, exchanged or otherwise disposed of by either the Escrow Agent or the Trustee of the Liquidating Trust and the proceeds from such disposition are distributed to Beach Bank shareholders, including those shareholders who dissent to the Asset Acquisition.  In the event any one of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

*         *        *

This letter represents our view of the proper United States federal income tax treatment of the Asset Acquisition based upon our analysis of the relevant United States federal income authorities as of the date hereof.  Our opinion is not binding upon the Service or any court, and there can be no assurance that the Service or a court of competent jurisdiction will not disagree with the opinion.

Our opinion is based upon the Code and its legislative history, the Treasury Regulations,

Beach Bank

November 28, 2006

judicial decisions and current administrative rulings and practices of the Service, all as in effect on the date of this letter.  These authorities may be amended or revoked at any time.  Any changes may or may not be retroactive and could cause this opinion to be or become incorrect, in whole or in part.  There is and can be no assurance that such legislative, judicial or administrative changes will not occur in the future.  We expressly disclaim any obligation to update or modify this letter to reflect any developments that may impact the opinion from and after the date of this letter.

We are expressing our opinion only as to matters expressly addressed herein.  We are not expressing any opinion as to any other aspects whether discussed herein or not.  No opinion should be inferred as to any other matters, including without limitation, any other United States federal income tax issues with respect to the Asset Acquisition or any state, local or foreign tax treatment of the Asset Acquisition or any matter incidental thereto.

Our opinion is dependent upon the accuracy and completeness of the facts, statements, descriptions, covenants, representations, warranties or assumptions referenced above.  We have relied upon those facts, statements, descriptions, covenants, representations, warranties or assumptions without any independent investigation or verification of their accuracy or completeness.  Any inaccuracy or incompleteness in our understanding of the facts, statements, descriptions, covenants, representations, warranties or assumptions could adversely affect the opinion expressed in this letter.

This opinion is being furnished at your request and is intended solely for your benefit in connection therewith.  This opinion may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.  Provided, however, we do hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and Prospectus, without admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement or Prospectus, including this exhibit.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ HOLLAND & KNIGHT LLP